Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 17, 2017 Itron, Inc., a Washington corporation, entered into the Agreement and Plan of Merger, as amended and supplemented from time to time (Merger Agreement) with Silver Spring Networks, Inc., a Delaware corporation (SSNI) Itron and Ivory Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Itron (Acquisition Sub). SSNI creates, builds and deploys large scale networks and solutions enabling the Internet of Things, or IoT, for critical infrastructure. Under the Merger Agreement, Itron would acquire all outstanding shares of SSNI (SSNI Acquisition) for $16.25 per share, in cash. The SSNI Acquisition was completed on January 5, 2018.

The following unaudited pro forma condensed combined financial information and related notes present the historical combined financial information of Itron and SSNI after giving effect to the SSNI Acquisition. The unaudited pro forma condensed combined financial information gives effect to the SSNI Acquisition based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information also gives effect to the issuance of $300 million aggregate principal amount of 5.00% senior notes (Notes), the release of the proceeds from any escrow or similar arrangement and the use of the proceeds thereof, the closing of the $650.0 million term loan facility and the $500.0 million revolving credit facility expected to be made available under the Second Amended and Restated Credit Agreement (New Senior Secured Credit Facilities) including the initial borrowings thereunder and the use of the proceeds thereof (collectively, the "Financing").

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet combines the historical financial position of Itron, as of September 30, 2017, with the historical financial position of SSNI, as of September 30, 2017, giving effect to the SSNI Transactions as if they had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operation combine the historical results of Itron for the nine months ended September 30, 2017 and the results of Itron for the year ended December 31, 2016, with the historical financial position of SSNI for the nine months ended September 30, 2017 and the year ended December 31, 2016, giving effect to the SSNI Transactions as if they occurred on January 1, 2016.

The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the SSNI Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company.

The SSNI Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805), with Acquisition Sub representing the accounting acquirer. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the SSNI Acquisition;

•	Adjustments to reflect the Financing; and

•	Transaction costs expected to be incurred in connection with the SSNI Transactions.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue enhancements expected to result from the SSNI Transactions or the costs to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined statements of operations do not include non-recurring items related to costs associated with the SSNI Transactions which are not capitalized as part of the transactions described above or additional expense associated with accelerated vesting of SSNI’s share-based compensation arrangements.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. Acquisition accounting is dependent on certain valuations and other analyses that have not yet been finalized. Accordingly, any pro forma adjustments, including the allocation of the purchase price, are preliminary estimates, may be revised as additional information becomes available, and there can be no assurance that any such revisions will not result in material changes. The accompanying unaudited pro forma condensed combined financial information is presented for illustrative and informational purposes only and are not intended to represent or be indicative of the financial condition or results of operations that would have actually occurred had the Transactions occurred on the date or at the beginning of the periods indicated, nor does it purport to represent Itron’s future financial position or results of operations. The unaudited pro forma condensed combined information is based upon the historical consolidated financial statements of Itron and SSNI as discussed. The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2017

(in thousands)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
		(Note 2)	(Note 4)		(Note 4)
ASSETS
Current assets
Cash and cash equivalents	137,584	58,865	(972,846)	A	902,479	H	126,082
Short-term investments	—	67,349	—		(67,349)	H	—
Accounts receivable, net	376,149	49,988	—		—		426,137
Inventories	207,703	6,064	3,769	B	—		217,536
Other current assets	112,959	85,443	(72,459)	C	—		125,943
Total current assets	834,395	267,709	(1,041,536)		835,130		895,698

Property, plant, and equipment, net	192,784	26,395	—		—		219,179
Deferred tax assets, net	95,666	525	(13,962)	F	—		82,229
Other long-term assets	44,072	11,463	(8,980)	C	9,194	H	55,749
Intangible assets, net	100,289	1,656	232,944	D	—		334,889
Goodwill	550,732	8,772	576,459	E	—		1,135,963
Total assets	1,817,938	316,520	(255,075)		844,324		2,723,707

LIABILITIES AND EQUITY
Current liabilities
Account payable	212,564	36,960	—		—		249,524
Other current liabilities	55,305	2,436	(5,722)	A	—		52,019
Wages and benefits payable	94,867	15,781	—		—		110,648
Taxes payable	21,082	901	—		—		21,983
Current portion of debt	18,281	—	—		(6,093)	H	12,188
Current portion of warranty	21,697	3,848	—		—		25,545
Unearned revenue	74,598	222,692	(197,395)	C	—		99,895
Total current liabilities	498,394	282,618	(203,117)		(6,093)		571,802

Long-term debt	303,949	—	—		852,880	H	1,156,829
Long-term warranty	13,225	1,510	—		—		14,735
Pension benefit obligations	96,849	—	—		—		96,849
Deferred tax liabilities, net	3,447	—	—		—		3,447
Other long-term obligations	111,553	71,347	(30,857)	C	—		152,043
Total liabilities	1,027,417	355,475	(233,974)		846,787		1,995,705

Equity
Preferred stock	—	—	—		—		—
Common stock	1,287,803	641,187	(634,459)	G	—		1,294,531
Accumulated other comprehensive loss, net	(177,743)	(2,053)	2,053	G	—		(177,743)
Accumulated deficit	(339,654)	(678,089)	611,305	G	(2,463)	H	(408,901)
Total Itron, Inc. Shareholders’ equity	770,406	(38,955)	(21,101)		(2,463)		707,887
Noncontrolling interests	20,115	—	—		—		20,115
Total equity	790,521	(38,955)	(21,101)		(2,463)		728,002
Total liabilities and equity	1,817,938	316,520	(255,075)		844,324		2,723,707

See accompanying notes to the unaudited pro forma condensed combined financial information

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2016

(in thousands, except per share data)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
	(Note 2)	(Note 2)	(Note 5)		(Note 5)
Revenues
Product revenues	1,830,070	225,218	—		—		2,055,288
Service revenues	183,116	85,790	—		—		268,906
Total revenues	2,013,186	311,008	—		—		2,324,194
Cost of revenues
Product cost of revenues	1,239,152	124,410	—		—		1,363,562
Service cost of revenues	113,714	47,877	—		—		161,591
Total cost of revenues	1,352,866	172,287	—		—		1,525,153
Gross profit	660,320	138,721	—		—		799,041

Operating expenses
Sales and marketing	158,883	38,780	—		—		197,663
Product development	168,209	70,673	—		—		238,882
General and administrative	162,815	45,768	—		—		208,583
Amortization of intangible assets	25,112	1,181	46,107	I	—		72,400
Restructuring	49,090	39	—		—		49,129
Goodwill and intangible asset
impairment	—	2,204	—		—		2,204
Total operating expenses	564,109	158,645	46,107		—		768,861

Operating income	96,211	(19,924)	(46,107)		—		30,180
Other income (expense)
Interest income	865	470	—		—		1,335
Interest expense	(10,948)	(7)	—		(40,306)	J	(51,261)
Other income (expense), net	(1,501)	207	—		—		(1,294)
Total other income (expense)	(11,584)	670	—		(40,306)		(51,220)

Income before income taxes	84,627	(19,254)	(46,107)		(40,306)		(21,040)
Income tax provision	(49,574)	(2,375)	24,536	K	15,558	K	(11,855)
Net income (loss)	35,053	(21,629)	(21,571)		(24,748)		(32,895)
Net income attributable to noncontrolling
interests	3,283	—	—		—		3,283
Net income (loss) attributable to Itron, Inc.	31,770	(21,629)	(21,571)		(24,748)		(36,178)

Earnings (loss) per common share - Basic	0.83						(0.95)
Earnings (loss) per common share - Diluted	0.82						(0.95)

Weighted average common shares outstanding - Basic	38,207						38,207
Weighted average common shares outstanding - Diluted	38,643						38,207

See accompanying notes to the unaudited pro forma condensed combined financial information

ITRON, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2017

(in thousands, except per share data)	Historical Itron, Inc.	Historical SSNI	Pro Forma Adjustments		Financing Adjustments		Combined Pro Forma
	(Note 2)	(Note 2)	(Note 5)		(Note 5)
Revenues
Product revenues	1,321,062	287,065	—		—		1,608,127
Service revenues	146,359	72,338	—		—		218,697
Total revenues	1,467,421	359,403	—		—		1,826,824
Cost of revenues							—
Product cost of revenues	866,434	229,444	—		—		1,095,878
Service cost of revenues	100,584	42,466	—		—		143,050
Total cost of revenues	967,018	271,910	—		—		1,238,928
Gross profit	500,403	87,493	—		—		587,896

Operating expenses
Sales and marketing	127,001	26,433	(166)	L	—		153,268
Product development	126,539	51,884	—		—		178,423
General and administrative	120,074	38,950	(6,713)	L	—		152,311
Amortization of intangible assets	15,144	577	32,796	I	—		48,517
Restructuring	7,417	1,289	—		—		8,706
Total operating expenses	396,175	119,133	25,917		—		541,225

Operating income	104,228	(31,640)	(25,917)		—		46,671
Other income (expense)
Interest income	1,468	442	—		—		1,910
Interest expense	(8,448)	(4)	—		(29,134)	J	(37,586)
Other income (expense), net	(7,126)	875	—		—		(6,251)
Total other income (expense)	(14,106)	1,313	—		(29,134)		(41,927)

Income before income taxes	90,122	(30,327)	(25,917)		(29,134)		4,744
Income tax provision	(32,247)	555	23,273	K	11,246	K	2,827
Net income (loss)	57,875	(29,772)	(2,644)		(17,888)		7,571
Net income attributable to noncontrolling
interests	2,357	—	—		—		2,357
Net income (loss) attributable to Itron, Inc.	55,518	(29,772)	(2,644)		(17,888)		5,214

Earnings (loss) per common share - Basic	1.44						0.13
Earnings (loss) per common share - Diluted	1.41						0.13

Weighted average common shares outstanding - Basic	38,624						38,624
Weighted average common shares outstanding - Diluted	39,339						39,339

See accompanying notes to the unaudited pro forma condensed combined financial information

Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial information is based on Itron’s and SSNI’s historical consolidated financial statements as adjusted to give effect to the SSNI Acquisition. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented herein. The unaudited pro forma condensed combined balance sheet presents the historical financial position of Itron and SSNI, as of September 30, 2017, giving effect to the SSNI Transactions as if they had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operation present the historical results of Itron and SSNI for the nine months ended September 30, 2017 and the results of Itron and SSNI for the year ended December 31, 2016 giving effect to the SSNI Transactions as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial information to give effect to the financing and pro forma adjustments that are (1) directly attributable to the SSNI Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company.

We have accounted for the SSNI Acquisition in the unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance ASC 805. In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets to be acquired and liabilities to be assumed upon consummation of the SSNI Acquisition. Goodwill is measured as the excess of purchase price consideration over the fair value of net tangible and identifiable intangible assets acquired. The pro forma adjustments described below were developed based on Itron management's assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from SSNI based on estimates of fair value. The estimates of fair values of consideration transferred and assets acquired and liabilities assumed are not yet finalized. We believe that information available provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but we are finalizing our review prior to those fair values. Thus, the preliminary measurements of fair value set forth herein are subject to change. Such changes could be significant. We expect to finalize the valuation as soon as practicable but no later than one-year from the date the SSNI Acquisition is consummated.

Note 2. Accounting Policies and Reclassifications
The column "Historical SSNI" within the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations reflects all financial statement reclassification adjustments made to align SSNI's historical financial statement presentations to those of Itron.

Following the SSNI Acquisition, we will conduct a review of SSNI's accounting policies in an effort to determine if further differences in accounting policies require reclassification of SSNI's results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, we were not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described below.

The reclassification adjustments to the historical SSNI balance sheet to conform the presentation of financial statement information to that of Itron are as follows (in thousands):

Balance sheet as of September 30, 2017 (in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
72,459	Deferred cost of revenue	Other current assets
8,980	Deferred cost of revenue, non-current	Other long-term assets
1,656	Goodwill and intangible assets	Intangible assets, net
8,772	Goodwill and intangible assets	Goodwill
2,436	Accrued and other liabilities	Other current liabilities
15,781	Accrued and other liabilities	Wages and benefits payable
901	Accrued and other liabilities	Taxes payable
3,848	Accrued and other liabilities	Current portion of warranty
14,632	Accrued and other liabilities	Unearned revenue
1,510	Other liabilities	Long-term warranty
23,896	Other liabilities	Other long-term obligations
47,451	Deferred revenue, non-current	Other long-term obligations

The reclassification adjustments to the historical SSNI statement of operations to conform the presentation of financial statement information to that of Itron are as follows (in thousands):

Statement of operations for the year ended December 31, 2016 (in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
31,600	Service revenue	Product Revenues
17,827	Service cost of revenues	Product cost of revenues
522	Product cost of revenues	Amortization of intangible assets
626	Sales and marketing	Amortization of intangible assets
33	General and administrative	Amortization of intangible assets

Statement of operations for the nine months ended September 30, 2017 (in thousands)

Amount	Presentation in SSNI's Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
19,212	Service revenue	Revenues
11,278	Service cost of revenues	Cost of revenues
237	Product cost of revenues	Amortization of intangible assets
315	Sales and marketing	Amortization of intangible assets
25	General and administrative	Amortization of intangible assets

In addition, reclassifications were made to historical Itron statements of operations for the year ended December 31, 2016 and nine months ended September 30, 2017 to reflect the separate presentation of product revenues, service revenues, cost of product revenues and cost of service revenues.

Note 3. Purchase Price Consideration and Provisional Allocation
The Merger Consideration is approximately $907.1 million based on the amount of cash consideration for SSNI shares and vested in-the-money stock option awards outstanding. Merger Consideration also includes the fair value of replacement equity awards issued attributable to pre-acquisition service. The following table summarizes the components of the estimated Merger Consideration reflected in the unaudited pro forma condensed combined financial information:

(in thousands)
Cash consideration for stockholders and equity award holders	900,340	(i)
Fair value of replacement awards attributable to pre-acquisition service	6,728	(ii)
Less: Acquired cash and cash equivalents	(126,214)	(iii)
Total estimated Merger Consideration, net of cash and cash equivalents acquired	780,854

(i)
Reflects cash consideration paid to SSNI stockholders and equity award holders based on 54.8 million shares of common stock outstanding and 0.1 million restricted stock units granted to non-employee directors that would vest and become payable once the SSNI Acquisition was consummated which received $16.25 per share. Cash consideration to be paid to equity award holders also includes amounts based on 1.4 million vested in-the-money stock option awards, which would receive $16.25 per share, less the exercise price.

(ii)
Reflects the fair value of replacement awards attributable to pre-acquisition service based on 0.5 million unvested in-the-money stock option awards and 4.1 million unvested restricted stock units. The number of replacement awards is based on an exchange ratio of 23.59% calculated as $16.25 divided by the volume-weighted trading price of Itron common stock for the 10 trading days ending with, and including, the closing date of the SSNI Acquisition. Total estimated purchase consideration presented in the table above does not reflect $47.7 million which represents an estimate of the fair value of SSNI’s equity awards pertaining to post-merger service, which will be excluded from the purchase price under the acquisition method and will be expensed in Itron’s post-merger financial statements over the various vesting periods, depending on the terms and conditions of the award.

(iii)
In order to facilitate the SSNI Acquisition, the balance of Short-term investments was converted to cash prior to the closing of the SSNI Acquisition and have been included in the total of acquired cash and cash equivalents. The above balance reflects the balance as of September 30, 2017, which differs from the cash and cash equivalents at closing.

The purchase price allocation as reflected in the table below is preliminary and dependent upon certain valuations and other studies that have not been finalized and are subject to final management analysis, at the completion of the SSNI Acquisition. The final purchase price allocation could be impacted by events that occur prior to the effective time of the SSNI Acquisition, and the amounts may differ materially from the information presented below.

(in thousands)	September 30, 2017
Accounts receivable, net	49,988
Inventories	9,833	(viii)
Other current assets	12,984	(v)
Property, plant, and equipment, net	26,395
Other long-term assets	2,483	(v)
Intangible assets, net	234,600	(iv)
Total assets	336,283
Accounts payable	36,960
Other current liabilities	2,436
Wages and benefits payable	15,781
Taxes payable	901
Current portion of warranty	3,848
Unearned revenue	25,297	(v)
Long-term warranty	1,510
Other long-term obligations	40,490	(v), (vi)
Deferred income taxes, net	13,437	(vii)
Total liabilities	140,660
Net assets acquired (a)	195,623
Estimated Merger Consideration, net of cash and cash equivalents acquired (b)	780,854
Estimated goodwill (b) - (a)	585,231	(ix)

(iv)
The provisional identifiable intangible assets consist of purchased technology, customer relationships, IPR&D, and trademarks. Estimated fair values are preliminary and are based on valuation methodologies including the multi period excess earnings method, the relief from royalty method, or a cost approach. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

(v)
The provisional purchase price allocation includes estimated fair value adjustments to unearned revenue and deferred cost of revenue as of September 30, 2017. The final fair value determination for identifiable assets and liabilities may differ from this preliminary determination.

(vi)
The provisional purchase price allocation includes estimated fair value adjustments related to the balance of deferred rent expense as of September 30, 2017. The final fair value determination for identifiable assets and liabilities may differ from this preliminary determination.

(vii)
Reflects the total net deferred income tax liabilities resulting from the pro forma provisional estimated fair value adjustments for the assets and liabilities to be acquired in the SSNI Acquisition based on Itron’s overall corporate blended statutory tax rate of 38.6%. The adjustment also includes the release of the valuation allowance for federal and certain state deferred tax assets, which are expected to be realizable. These estimates are preliminary and adjustments to established deferred tax assets and liabilities could change due to changes in the estimates of the provisional estimated fair values of assets acquired and liabilities assumed in conjunction with the finalization of the acquisition accounting, could result in changes to these estimates which could be material.

(viii)
The provisional purchase price allocation includes estimated fair value adjustments related to the balance of inventories as of September 30, 2017. The final fair value determination for identifiable assets and liabilities may differ from this preliminary determination.

(ix)
Goodwill is calculated as the difference between the fair value of consideration transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

Note 4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The pro forma adjustments included in this unaudited pro forma condensed combined financial information relates to the SSNI Acquisition, including the Financing.

A.
To record the cash portion of the estimated total consideration payable to SSNI stockholders based on the number of shares of SSNI common stock outstanding prior to the closing date of the SSNI Acquisition as detailed in Note 3.

Adjustment also reflects a reduction of $5.7 million to Cash and cash equivalents and to Other current liabilities related to transaction fees recorded in the historical balance sheet for Itron and SSNI. Adjustment also reflects a reduction of $66.8 million to Cash and cash equivalents related to additional transaction fees incurred.

B.	To record fair value adjustments to inventories for the provisional purchase price allocation as detailed in Note 3.

C.	To record fair value adjustments to unearned revenue and deferred cost of revenue for the provisional purchase price allocation as detailed in Note 3.

D.
To record the estimated fair value of identifiable intangible assets for the purchase price allocation as detailed in Note 3. The pro forma adjustment is net of the elimination of historical SSNI intangible assets of $1.7 million. Refer to Note 5(H) below for details related to the amortization expense of the intangible assets.

E.
To record the estimated goodwill created as a result of this transaction as detailed in Note 3. The pro forma adjustment is net of the elimination of historical SSNI goodwill of $8.8 million. The goodwill will not be amortized, rather it will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate that a potential impairment exists. In the event that management determines that an impairment exists, Itron will incur an accounting charge for the amount of the impairment in the period in which the determination is made. The change in goodwill is not expected to be deductible for tax purposes.

F.
To record the tax effects of fair value adjustments resulting from the provisional purchase price allocation detailed in Note 3. Adjustments are based on the estimated blended federal and statutory tax rate in effect for the period of 38.6%.

The historical SSNI balance sheet also includes a valuation allowance on substantially all of its net deferred tax assets. The pro forma adjustments also reflect a reduction to the valuation allowance on federal and certain state deferred tax balances of $134.1 million as of September 30, 2017, which as a result of the business combination are more likely than not to be realized. The final reduction to the valuation allowance will differ from the pro forma adjustment due to changes in the enacted tax rate and the other changes to the deferred tax balances between September 30, 2017 and the close of the transaction on January 5, 2018.

G.
To record the adjustment to eliminate SSNI’s historical equity balances. The pro forma adjustment also includes an adjustment of $6.7 million for purchase consideration related to the fair value of replacement equity awards attributable to pre-acquisition service as detailed in Note 3.

Adjustment also includes a reduction to Accumulated deficit of $66.8 million related to additional transaction fees incurred.

H.To record the net effects of the Financing, including cash received from the Revolving Credit Facility, Term Loan and Notes, net of related fees and expenses, less funds used to repay the existing term loan.

			Long-term debt
	Cash and cash equivalents	Other long-term assets	Current	Non-current
Revolving Credit Facility proceeds	236,380	—	—	236,380
Term Loan proceeds	650,000	—	12,188	637,812
Notes proceeds	300,000	—	—	300,000
Less: Fees and expenses related to financing activities	(28,446)	11,083	—	(17,363)
Less: Payoff of existing term loan	(322,804)	(1,889)	(18,281)	(303,949)
Financing adjustment to Cash and cash
equivalents, Long-term debt - current
portion and Long-term debt	835,130	9,194	(6,093)	852,880

The reduction in Cash and cash equivalents is greater than the net reduction to Other long-term assets and Long-term debt by approximately $2.5 million. The difference is attributable to the balance of unamortized debt issuance costs for existing long-term debt, which has been recorded as a pro forma adjustment to Accumulated deficit.
Refer to Note 5(I) below for details related to the estimated adjustments to interest expense.

Adjustment also reflects the proceeds from the sale of Short-term investments of $67.3 million. To facilitate the SSNI Acquisition, Short-term investments held by SSNI were sold prior to closing. The amount of the adjustment was based on the total balance of Short-term investments as of September 30, 2017.

Note 5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The preliminary pro forma adjustments included in this unaudited pro forma condensed combined financial information relates to the SSNI Acquisition, including the Financing.

I.    To record incremental amortization expense associated with the provisional fair value step-up of definite lived intangible assets. The intangible assets are being amortized on the basis of discounted expected future cash flows during the period as a proportion of fair value. We estimated the useful life of intangible assets, which included customer relationships, developed technology, and the trade name. Estimated useful lives for these intangible assets range between three and 10 years. The following table summarizes the pro forma adjustment to amortization of intangible assets (in thousands):

	Year ended December 31,	Nine months ended September 30,
	2016	2017

Provisional estimated amortization expense	47,288	33,373
Less: Historical SSNI amortization expense	(1,181)	(577)
Pro forma adjustment to amortization expense	46,107	32,796

J.
To record adjustment for incremental interest expense resulting from interest on the portion of the incremental term loans used to finance the SSNI Acquisition and the amortization of related debt issuance costs, partially offset by the elimination of interest on financing repaid in connection with the SSNI Acquisition, as follows (in thousands):

	Year ended December 31,	Nine months ended September 30,
	2016	2017

Interest expense on incremental long-term debt	46,401	34,412
Amortization of debt issuance costs related to
incremental commitment	3,989	3,062
Less: Historical interest expense on extinguished debt	(10,084)	(8,340)
Financing adjustment to Interest expense	40,306	29,134

K.
To record tax effects of pro forma adjustments made to the unaudited pro forma condensed combined statements of operations calculated based on the estimated blended federal and statutory tax rate in effect for the period of 38.6%.

No tax effect is recorded for the elimination of transaction costs as such amounts are not expected to be tax deductible.

L.	To eliminate transaction costs related to the SSNI Acquisition.